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                                                                     EXHIBIT 4.1


                                ELDORADO BANCORP
                              AMENDED AND RESTATED
                          EMPLOYEE STOCK PURCHASE PLAN


         This AMENDED AND RESTATED EMPLOYEE STOCK PURCHASE PLAN (the "Plan") of ELDORADO BANCORP, INC., a California corporation (the "Company"), amends and restates the Eldorado Bancorp Employee Stock Purchase Plan effective as of December 20, 1995 (the "Effective Date").

                                   ARTICLE I
                              PURPOSE OF THE PLAN

         1.1 PURPOSE. The Company has determined that it is in the best interests of the Company and its shareholders to provide an incentive to attract and retain employees and to increase employee morale by providing a program through which employees of the Company, as well as employees of Eldorado Bank (the "Bank"), a California banking corporation and wholly-owned subsidiary of the Company, and any other subsidiary of the Company that elects, by action of its board of directors, to participate in this Plan (herein, and including the Bank, the "participating subsidiaries"), may acquire a proprietary interest in the Company through the purchase of shares of the Common Stock of the Company. The Plan was established by the Bank in 1977 and was subsequently assumed by the Company when the Bank became a wholly-owned subsidiary of the Company, and is hereby amended and restated by the Company, in order to permit employees to continue to subscribe for and purchase Common Stock of the Company, to foster continued cordial employee relations and to encourage maximum participation in the ownership of Common Stock of the Company by employees by providing a means to purchase shares of the Company's Common Stock by regular twice-monthly payroll deductions, augmented by contributions by the Company or its participating subsidiaries. The Plan is not intended to be an employee benefit plan under the Employee Retirement Income Security Act of 1974, and therefore is not required to comply with that Act.

                                   ARTICLE II
                         ELIGIBILITY AND PARTICIPATION

         2.1 ELIGIBILITY. All employees of the Company or its participating subsidiaries (including the Bank) are eligible to participate in the Plan upon the completion of at least 180 days of continuous employment with the Company, with any subsidiary of the Company or with a corporation all or substantially all of the stock or assets of which have been acquired by the Company or a participating subsidiary. Participation in the Plan is voluntary.


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         2.2     PARTICIPATION.

                 (a) An eligible employee becomes a participant in the Plan by completing and filing with the Company's or participating subsidiary's payroll office a Payroll Withholding Authorization ("Authorization") authorizing payroll deductions. Payroll deductions will commence on the first salary payment date following receipt of the Authorization by the Company's or participating subsidiary's payroll office or, if such Authorization is received less than one week prior to such salary payment date, then such deductions will commence on the second salary payment date following the receipt of the Authorization. The payroll deductions during the calendar quarter in which an employee's participation commences are accumulated and held in trust by the Trustee (as hereinafter defined) until the succeeding calendar quarter, when purchases of Company Common Stock will be made with the proceeds of the payroll deductions and contributions of the Company or participating subsidiary for the account of the employee (see "Contributions" and "Purchases of Common Stock").

                 (b) Each participating employee may designate on the Authorization the persons (which may include the Trustee of the Plan, a securities brokerage firm or other persons other than the employee) in whose names shares purchased for the employee's account under the Plan are to be registered on their issuance. The employee may also designate, in writing to his payroll office, a beneficiary or beneficiaries who, on the death of the employee, will be entitled to receive the balance of the funds and any shares of Common Stock in his or her account. Such designations may be changed from time to time without the consent of the prior-named beneficiaries. In the absence of a beneficiary designation, the balance of funds and shares in the deceased's account will be distributed to the executor or administrator of the participating employee's estate.

                 (c) Except as otherwise provided in the above paragraph, no rights of any employee under the Plan may be assigned, transferred, pledged or otherwise disposed of voluntarily, by operation of law, or otherwise.

                 (d) A participating employee may voluntarily terminate his participation in the Plan by giving written notice to the Company's or participating subsidiary's payroll office. If such notice is received by the 10th day of any calendar month, it will be given retroactive effect to the first day of the month; otherwise such termination will be effective as of the first day of the calendar month following the receipt of the notice. See "Termination of Participation." An employee who terminates his participation in the Plan will not be eligible to resume participation in the Plan until the next succeeding calendar quarter.

                                  ARTICLE III
                 PAYROLL DEDUCTIONS AND EMPLOYER CONTRIBUTIONS

         3.1     PAYROLL DEDUCTIONS.

                 (a) Each eligible employee may elect to make contributions to the Plan by payroll deductions of an amount up to but not exceeding ten percent (10%) of the employee's monthly salary, but in no event more than $400 nor less than $40 per month. For purposes of the Plan, monthly salary is considered to be the employee's base salary, which does not include payments for overtime, bonuses, special allowances and reimbursements, or special payments or benefits under any employee plans.


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                 (b)      Subject to the limitations described above, an
eligible employee may, by written notice to the Company or participating subsidiary, increase or decrease or suspend his contributions to the Plan. If such notice is received by the tenth (10th) day of a calendar month, the change in or suspension of contributions will be given retroactive effect to the first day of such calendar month; otherwise it will be effective on the first day of the succeeding month.

         3.2 EMPLOYER CONTRIBUTIONS. The Company and its participating subsidiaries will contribute, on a quarterly basis, for each of their respective participating employees either (i) an amount in cash equal to 20% of the contributions made by such employees in the preceding calendar quarter, or
(ii) one share of Common Stock for each four shares of the Common Stock purchased for such employee's account during the quarter.

         3.3 FUNDS HELD IN TRUST. All funds deducted pursuant to the employee's Authorization and all cash contributions made by the Company and its subsidiaries are held in trust by First American Trust Company, an independent trustee ("Trustee"), until the funds are utilized to purchase Common Stock under the Plan on behalf of the participating employees. Each participating employee's contributions to the Plan continue to be owned by the employee until the funds are utilized to purchase shares of Common Stock under the Plan.
Funds in the employees' accounts do not bear interest.

         3.4 PAYROLL AND WITHHOLDING TAXES. Payroll or withholding taxes applicable to the contributions of the Company or its participating subsidiaries are charged against funds in each employee's account annually as of the date itemized statements of account are issued. If the funds in any employee's account are not sufficient to pay such taxes, the employee is required to pay such taxes as a condition to the receipt of the stock purchased with contributions of the Company or participating subsidiary.

                                   ARTICLE IV
                           PURCHASES OF COMMON STOCK

         4.1     PURCHASES OF COMMON STOCK.

                 (a) Purchases of Common Stock are made by the Trustee on a quarterly basis, generally between the 16th day of the first month of each calendar quarter through the last day of such month (the "Purchase Period"), provided that the Purchase Period may be extended by the Trustee into the succeeding calendar month if and to the extent it becomes necessary to do so to avoid disrupting the orderly market for the Company's Common Stock. The funds which are available and utilized for purchases of Common Stock during each Purchase Period are employee contributions made during the immediately preceding calendar quarter, augmented by the quarterly contributions of the Company or its participating subsidiaries, if such contributions are made in cash rather than shares of Common Stock. Such cash contributions by the Company or the participating subsidiaries will be credited to the account of each participating employee on or before the commencement date of the Purchase Period in an amount equal to 20% of the employee's contributions during the preceding calendar quarter.

                 (b) The funds in each employee's account available for stock purchases at the commencement of each Purchase Period will be applied toward the purchase of the maximum


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number of full shares of Company Common Stock which may be purchased with such funds. To the extent practical, purchases will be distributed evenly over the Purchase Period in order to avoid disrupting the orderly market for the shares of the Company's stock. The shares of Common Stock purchased may also include or consist entirely of, at the election of the Committee, either treasury shares or authorized but unissued shares of Common Stock of the Company.

         4.2     PURCHASE PRICE.

         The prices at which issued and outstanding shares of Common Stock will be purchased will be the market prices during the Purchase Period, including all brokerage commissions, transfer fees and taxes and other expenses incurred in connection with the purchase of such shares. If issued and outstanding shares are so purchased, the number of shares allocated to each participating employee's account will be determined by dividing the amount of funds available for purchases of Common Stock in his or her account for the Purchase Period in question by the average per share price paid for all shares purchased during such Purchase Period.

         If treasury shares or authorized but unissued shares of Common Stock are purchased from the Company, in which event the Company will receive the entire purchase price paid for the shares without deduction for brokers commissions, the purchase price will be determined as follows:

                 (i) During such time as the Common Stock is traded in the over-the-counter market, the price shall be the average of the mean between the closing bid and asked prices quoted in the Wall Street Journal or by the National Quotation Bureau for the calendar month immediately preceding the commencement date of the Purchase Period.

                 (ii) During such time, if any, as the Common Stock is traded on a national securities exchange, the price shall be the average of the closing prices quoted on the exchange for the calendar month immediately preceding the commencement date of the Purchase Period.

                 (iii) During such time as the Common Stock is not traded in the over-the-counter market or on a national securities exchange, the price shall be the fair market value of the Common Stock on the date preceding the commencement of the Purchase Period, as determined by the Board acting in its sole discretion.

         If the Committee elects to have the contributions of the Company and its participating subsidiaries made with treasury or authorized but unissued shares of Common Stock or shares of issued and outstanding Common Stock purchased by the Company, such contributions will be made, on a quarterly basis, during the last fifteen (15) days of each calendar quarter, in an amount equal to 20% of the shares purchased during the immediately preceding Purchase Period with employee contributions. No fractional shares shall be issued and cash, in lieu thereof, shall be contributed to the respective accounts of the participating employees.

         4.3 SHARES HELD IN TRUST. The shares of Common Stock purchased for an employee's account and any shares contributed by the Company or its participating subsidiaries will be registered in the name of the Trustee and held in trust for the employee until the next succeeding


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Stock Delivery Date (as hereinafter defined), when the shares will be issued in the name of the employee or his or her designee. During the period that any shares are held by the Trustee in trust, the employees shall be entitled to exercise all voting rights with respect to the shares allocated to their respective accounts and the Company shall cause to be delivered to such employees proxy and information statements and other reports furnished to its stockholders of record.

         4.4 ISSUANCE OF CERTIFICATES/STATEMENTS OF ACCOUNT. Stock certificates representing the shares of Common Stock purchased during a Purchase Period and credited to each employee's account will be issued to such employee on or before the last business day of the calendar quarter in which the purchase of shares were made (the "Stock Delivery Dates"). Notwithstanding the foregoing, any employee may, by written notice delivered to the Company, request that his or her shares continue to be held in trust by the Trustee, in which case they shall not distributed to such employee until the Stock Delivery Date next succeeding the date he or she delivers a written notice to the Company requesting issuance of certificates for the shares credited to his or her account. An itemized statement of the employee's account shall be furnished to each employee as soon as practicable following the end of each calendar year.

                                   ARTICLE V
                                 ADMINISTRATION

         5.1     PLAN ADMINISTRATION.

         The Plan is administered by the Committee, which is comprised of three directors of the Company, appointed by the Board. The address of the directors of the Company, including the members of the Committee, is the principal office of the Company, which is located at 17752 East Seventeenth Street, Tustin, California 92680, the telephone number is (714) 798-1100. Members of the Committee are not eligible to participate in the Plan.

         Members of the Committee do not receive any compensation for administering the Plan. All expenses incurred in connection with the administration of the Plan, including expenses and compensation of the Trustee, will be paid by the Company and the participating subsidiaries ratably in proportion to their respective contributions under the Plan.

         The trust agreement with the Trustee may be amended or terminated by the Board at any time and the Board may appoint a new trustee to serve at the pleasure of the Board. Such new trustee may be any entity deemed qualified by the Board, including the Company or any subsidiary.

         The administration, interpretation and application of the Plan by the Board or the Committee will be binding upon all employees.

                                   ARTICLE VI
                                   WITHDRAWAL

         6.1 WITHDRAWAL OF PARTICIPATION. The employee's participation in the Plan will be terminated when the employee voluntarily elects to withdraw from the Plan or ceases to be an


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employee of the Company or any subsidiary, whichever occurs first.  An employee may elect to terminate his or her participation in the Plan by written notice to the Company or the subsidiary by which he or she is employed. If notice of termination is received by the Company or the participating subsidiary on or before the tenth (10th) day of any month, it will be given retroactive effect to the first day of such month; otherwise, such termination will be effective on the first day of the following month.

         6.2 TERMINATION OF EMPLOYMENT. In the event of the termination of an employee's employment with the Company or a participating subsidiary, termination of such employee's participation in the Plan shall be effective on the date such employee ceases to be an employee of the Company or such participating subsidiary.

         6.3 DISTRIBUTION OF ACCOUNT. If an employee's participation is terminated for any reason, all funds in an employee's account not previously utilized for the purchase of shares of Company Common Stock will be distributed to him or her promptly after the effective date of such termination, and all shares of Common Stock in or purchased for the employee's account will be distributed on the first Stock Delivery Date following such termination.

         6.4 ELIGIBILITY. An employee whose participation in the Plan is terminated, voluntarily or otherwise, will not be eligible to participate again until the beginning of any subsequent calendar quarter. The Company, in its sole discretion, has reserved the right to make such provisions as it deems desirable regarding the effect of approved leaves of absence for participating employees on the eligibility of such employees to remain in or resume participation in the Plan.

                                  ARTICLE VII
                        COMMON STOCK SUBJECT TO THE PLAN

         7.1 LIMITATIONS ON PURCHASE OF SHARES. The maximum number of shares of the Company's Common Stock that shall be made available for sale under the Plan shall be 80,938 shares, subject to adjustment under Section 7.5 below. In the event the total number of shares of Common Stock of the Company that would otherwise be issuable pursuant to the Plan exceeds the number of shares then available under the Plan, the Company shall make a pro rata allocation of the shares remaining available in as uniform and equitable manner as is practicable. In such event, the Company shall give written notice of such reduction of the number of shares to each participant affected thereby and any unused payroll deductions and employer contributions shall be returned to such participant if necessary.

         7.2 VOTING COMPANY STOCK. Each participant will have the right to vote the shares purchased for his or her account on all matters on which record holders of Common Stock of the Company are entitled to vote.

         7.3 DIVIDENDS. Participants will be entitled to cash and stock dividends on shares in their accounts when, as, and if declared by the Board and paid by the Company. The cash or shares of Common Stock comprising such dividends, if any, will be added to the funds or shares of Common Stock, as the case may be, in the accounts and will be available for purchase of shares in the calendar quarter immediately following the payment of the cash dividend.


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         7.4     REGISTRATION OF COMPANY STOCK.  Shares to be delivered to a participant under the Plan will be registered in the name of the participant unless designated otherwise in writing by the participant.

         7.5 CHANGES IN CAPITALIZATION OF THE COMPANY. Subject to any required action by the stockholders of the Company, the shares of the Company's Common Stock which are available for purchase under the Plan and which have not yet been purchased, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Company Stock resulting from a stock split, stock dividend, spin-off, reorganization, recapitalization, merger, consolidation, exchange of shares or the like. Such adjustment shall be made by the Board of Directors of the Company, whose determination in that respect shall be final, binding and conclusive. No provision will be made for, or in lieu of, fractional shares. Except as expressly provided herein, no sale or issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Company Common Stock subject to any right of purchase granted hereunder.

         7.6 MERGER OF COMPANY. In the event that the Company at any time proposes to merge into, consolidate with or enter into any other reorganization pursuant to which the Company is not the surviving entity (including the sale of substantially all of its assets or a "reverse" merger in which the Company is the surviving entity or as a result of which the persons who were shareholders of the Company immediately prior to such transaction will not own more than 50% of the voting stock of either the Company or any corporation that, as a result of the transaction, becomes the owner of more than 50% of the voting stock of the Company), the Plan shall terminate, unless provision is made in writing in connection with such transaction for the continuance of the Plan and for the assumption of rights theretofore granted, or the substitution for such rights of new rights covering the shares of a successor corporation or of the parent company thereof, with appropriate adjustments as to number and kind of shares and prices, in which event the Plan and the rights theretofore granted or the new rights substituted therefor, shall continue in the manner and under the terms so provided. If such provision is not made in such transaction for the continuance of the Plan and the assumption of rights theretofore granted, or the substitution for such rights of new rights covering the shares of a successor corporation or of the parent company thereof, then the Board of Directors or the Committee shall cause written notice of the proposed transaction to be given to the persons holding rights not less than 10 days prior to the anticipated effective date of the proposed transaction, and, concurrent with the effective date of the proposed transaction, shares available for purchase during that Purchase Period which have not yet been purchased shall be purchased or issued by the Company on such effective date unless a participant withdraws from the Plan as provided in Section 6.1.

                                  ARTICLE VIII
                             MISCELLANEOUS MATTERS

         8.1     AMENDMENT AND TERMINATION OF THE PLAN.

                 (a) The Company reserves the sole and exclusive right, as to its employees or the employees of its participating subsidiaries or both, to terminate the Plan at any time in its entirety, or to modify the Plan from time to time, by resolution of the Board.


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                 (b)      Any participating subsidiary may withdraw from the
Plan at any time by resolution of its board of directors. The Company will promptly give notice of any such termination to the employees affected, and will distribute to such employees the shares and funds remaining in their accounts in the manner specified above for voluntary terminations of participation.

         8.2 BENEFITS NOT ALIENABLE. Except as set forth in Section 2.2, benefits under the Plan may not be assigned or alienated, whether voluntarily or involuntarily. Any attempt to assign, transfer, pledge or otherwise dispose of any such benefits shall be without effect, except that the Company may treat such act as an election to withdraw funds in accordance with Article VI.

         8.3 NO ENLARGEMENT OF EMPLOYEE RIGHTS. This Plan is strictly a voluntary undertaking on the part of the Company and shall not be deemed to constitute a contract between the Company or any participating subsidiary and any employee or to be consideration for, or an inducement to, or a condition of, the employment of any employee. Nothing contained in the Plan shall be deemed to give the right to any employee to be retained in the employ of the Company or any participating subsidiary or to interfere with the right of the Company or any participating subsidiary to discharge any employee at any time.

         8.4 GOVERNING LAW. To the extent not preempted by federal law, all legal questions pertaining to the Plan shall be determined in accordance with the laws of the State of California.

         8.5 COMPLIANCE WITH SECURITIES LAWS. Notwithstanding any provision of the Plan, the Committee shall administer the Plan in such a way to ensure that the Plan at all times complies with any requirements of Federal Securities Laws. For example, affiliates may be required to make irrevocable elections in accordance with the rules set forth under Section 16b-3 of the Securities Exchange Act of 1934.

         IN WITNESS WHEREOF, the undersigned has caused this instrument to become effective as of December 20, 1995.


                                        ELDORADO BANCORP



                                        By:      Elaine Crouch

                                        Its:     Vice President


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